Exhibit 99.5

NEWS RELEASE

For Immediate Release

Contact:

Mark H. Harnett

MacKenzie Partners, Inc.

(212) 929-5877

Victory for Insituform Stockholders—Water Asset

Management Nominee Wins Seat on Board.

New York, New York, May 27, 2008 — Water Asset Management announced today that its nominee, Nickolas W. Vande Steeg, the former President and COO of Parker Hannifin, has been elected to the board of directors of Insituform Technologies, Inc. (Nasdaq: INSU). Matthew J. Diserio, President of Water Asset Management, said: “The message of our proxy contest and the strong support our slate received have sharpened the focus of the Insituform board. Nick Vande Steeg’s election is a victory for stockholders. Nick brings unique insight and experience to the Insituform board, which, if fully embraced, can substantially enhance long term stockholder value. During this proxy solicitation, many of Insituform’s largest stockholders have put the board on notice that they support our call for change. Insituform is a unique enterprise with substantial global market opportunity. Stockholders deserve, and clearly expect, improved results. We look forward to working with new CEO Joe Burgess and will closely monitor the Board’s leadership in achieving the improved results promised in the run-up to this important election.”

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